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Exhibit 2.1








                          Agreement and Plan of Merger



                                  dated as of



                               December 14, 2010

                                 by and between


                            Mondial Ventures, Inc.,
                              a Nevada corporation

                                      and

                         Legacy Athletic Apparel, LLC,
                      a Virginia limited liability company












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                          AGREEMENT AND PLAN OF MERGER


      This Agreement and Plan of Merger (this "Agreement"), dated as of December 14, 2010, is entered into by Mondial Ventures, Inc, a Nevada corporation ("Parent"), and Legacy Athletic Apparel, LLC, a Virginia limited liability company (the "Company"). In the event the parties determine that the Company shall reorganize as an association taxable as a corporation for tax purposes to effect the transactions contemplated in this Agreement, the term "Company" as used in this agreement shall include the Company as so reorganized.

                                    Recitals
                                    --------

      A. The Company has developed and is developing a line of products centered on its intellectual property for "Alltimate Ball" and the "AB" logo. The products contemplated fall within Class 25 under the categories of the United States Patent and Trademark Office (the "Opportunity").

      B. The Boards of Directors of Parent and the manager and member of the Company have each determined that it is advisable and in the best interests of their respective stockholders or members, as the case may be, to consummate, and have approved, the business combination transaction in which the Company would merge with Parent (the "Merger"). The parties may structure the transaction as a tax-free transaction in accordance with the United States Internal Revenue Code of 1986, as amended (the "Code") and, to that end, the parties contemplate that the Company may reorganize as an association taxable as a corporation to comply with the tax-free reorganization requirements of the Code (including Section 368(a)(1)(A) or (B) thereof).

      C. Parent and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      D. Parent and Rodney Henry, managing member of the Company, have previously entered into a memorandum of understanding dated June 14, 2010 (the "MOU") which agreement expired on July 7, 2010. This Agreement shall replace and supersede the MOU and any other prior agreement to the extent each has not otherwise terminated in accordance with its terms.

                                   Agreement
                                   ---------

      Now, Therefore, in consideration of the mutual covenants and agreements in this Agreement, and certain other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

      Section 1. The Merger.

            1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, the Company shall be merged into Parent in accordance with, as applicable, the Virginia Limited Liability Company Act ("Virginia Act"), and Chapter 92A of the Nevada Revised Statutes (the "State Reorganization Statutes"). The surviving entity in the Merger (the "Surviving Corporation") will be the Parent. Parent and the


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Company, regardless of whether they are corporations or limited liability companies, are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock or other interests of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

            1.2 Effective Time. At the Closing (as defined in Section 1.3), articles or certificates of merger (individually and collectively, the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Nevada (the "Nevada Secretary of State") for filing, as provided in Section 92A.200 of the Nevada Revised Statutes (the "NRS"), and to the State Corporation Commission of Virginia (the "Virginia Commission") for filing, as provided in
Section 13.1-1072 of the Virginia Act, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Nevada Secretary of State (the date and time of filing being the "Effective Time"), provided that the Certificate of Merger is filed concurrently or promptly thereafter with the Virginia Commission.

            1.3 Closing. The closing of the Merger (the "Closing") will take place at the offices of counsel to the Company, Case Knowlson & Jordan, LLP, or at any other place as the parties may agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Section 5.2, provided that the other closing conditions set forth in Sections 5 and 6 have been satisfied or, if permissible, waived in accordance with this Agreement (the "Closing Date"). At the Closing there shall be delivered to Parent and the Company the certificates and other documents and instruments required to be delivered under Sections 5 and 6.

            1.4 Governing Documents of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation, as amended and in effect at the date of this Agreement, of Parent shall be the Articles of Incorporation of the Surviving Corporation until amended as provided by law and the Articles of Incorporation, and (ii) the Bylaws of Parent in effect at the date of this Agreement shall be the Bylaws of the Surviving Corporation until amended as provided by law, by the Articles of Incorporation of the Surviving Corporation and the Bylaws themselves.

            1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, and subject to any necessary compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the persons identified on Exhibit A shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation, its Bylaws and any contractual arrangement between any of these persons and the Company.

            1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the State Reorganization Statutes.

            1.7 Further Assurances. Each party will execute all further documents and instruments and take all further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights,


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approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

      Section 2. Conversion of Membership Interests in the Merger.

            2.1 Conversion of Equity. At the Effective Time, except as provided in Section 8.3 below and then as soon as practicable after the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Exchange Ratio for Membership Interests in the Company. Each issued and outstanding one percent (1%) membership percentage interest in the Company (each a "Company Membership Share") shall be converted into the right to receive Five Hundred Ten Thousand (510,000) (the "Conversion Number") fully paid and non-assessable shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock"), subject to adjustment in accordance with the next sentence. If prior to the Effective Time, Parent shall (i) have effected a stock split of Parent Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which is the number of shares into which each pre-stock split share of Parent Common Stock is split pursuant to the stock split and the denominator of which is one, and the resulting product shall be the applicable Conversion Number, subject to further adjustment in accordance with this sentence or (ii) pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of these shares outstanding immediately before, the occurrence of the triggering event, and the resulting product shall be the Conversion Number, subject to further adjustment in accordance with this sentence. All Company Membership Shares shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any of the Company Membership Shares shall cease to have any rights, except the right to receive the shares of Parent Common Stock to be issued in consideration for the Company Membership Shares, upon the surrender of any certificate in accordance with
Section 2.2, without interest.

            (b) Cancellation of Treasury Securities and Securities Owned by Parent and Subsidiaries. All Company Membership Shares that are owned by the Company as treasury securities and any Company Membership Shares owned by the Parent or any other wholly-owned Subsidiary (as hereinafter defined) of Parent or the Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange for them. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, the corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by that party.

            (c) Convertible Securities. Subject to the terms and conditions of any stock plan (the "Company Option Plan") or any outstanding convertible security of the Company (the "Company Convertible Securities") and the option agreements executed pursuant thereto, the Company Option Plan and each option to purchase Company Membership Shares granted thereunder and each Company


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Convertible Security that is outstanding at the Effective Time shall be assumed by Parent and continued in accordance with their respective terms and each such option and Company Convertible Security shall become a right to purchase a number of shares of Parent Common Stock equal to the Conversion Number multiplied by the number of Company Membership Shares subject to such option or Company Convertible Security immediately prior to the Effective Time, as more fully described in Section 8.7.

            2.2 Exchange of Certificates.

            (a) Exchange Agent. On the Closing Date, Parent shall make available to the person designated by the Company and reasonably acceptable to Parent (the "Exchange Agent"), certificates representing the number of duly authorized shares of Parent Common Stock issuable in connection with the Merger (the "Exchange Fund"), to be distributed to the holders of Company Membership Shares in accordance with this Section. The Exchange Agent shall agree to hold the Exchange Fund for delivery as contemplated by this Section and upon additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and subject to the surrender provisions of this Section 2.2(b), the Exchange Agent shall deliver to each holder of record of Company Membership Shares whose Company Membership Shares are converted pursuant to Section 2.1(a) , a certificate or certificates representing that number of shares of Parent Common Stock that the holder has the right to receive pursuant to the provisions of this Section 2. The share certificates representing the Parent Common Stock will be issued with an appropriate restrictive legend preventing transfer unless registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Prior to this delivery, a Holder will first deliver to the Exchange Agent an affidavit of ownership of Company Membership Shares; the affidavit shall constitute tender of the Company Membership Shares. The Company Membership Shares so tendered shall be canceled. In no event shall the holder of any Company Membership Shares be entitled to receive interest on any property to be received in the Merger.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any untendered Company Membership Share, until the holder of record of the untendered Company Membership Share shall tender in accordance with this Section. Subject to the effect of applicable laws, following tender of any of these Company Membership Share, there shall be paid to the record holder of the certificates representing whole shares (and only whole shares) of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time that theretofore became payable, but which were not paid by reason of the immediately preceding sentence, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable.

            (d) No Further Ownership Rights in Company Membership Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Company Membership Shares (including any cash paid pursuant to Section 2.02(e) below) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Company Membership Shares represented thereby,


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subject, however, to the Surviving Corporation's obligation to pay any dividends that may have been declared by the Company on the Company Membership Shares in accordance with the terms of this Agreement and that remain unpaid at the Effective Time. From and after the Effective Time, the Company Membership Share books of the Company shall be closed and there shall be no further registration of transfers on the books of the Surviving Corporation of the Company Membership Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, untendered Company Membership Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

            (e) Fractional Shares. No fractional shares will be issued. In lieu of the issuance of fractional shares of Parent Common Stock issuable as a result of the Merger, Parent shall issue a whole share of Parent Common Stock upon the surrender for exchange of Company Membership Shares.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Membership Shares for three (3) months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of untendered Company Membership Shares who have not complied with this Section 2 shall thereafter look only to the Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to whole shares of Parent Common Stock. Parent shall not be liable to any holder of untendered Company Membership Share for shares of Parent Common Stock, any dividends or distributions, or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 3. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, Parent as follows:

            3.1 Corporate Existence, Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the law of the Commonwealth of Virginia and has all requisite corporate or limited liability company, as the case may be, power and authority to conduct the Opportunity as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

            3.2 Corporate Action. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been authorized by all requisite limited liability company action on the part of the Company.

            3.3 Validity. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general principles of equity.


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            3.4 Qualification as a Foreign Entity. The Company is duly qualified and in good standing as a foreign limited liability company and licensed to conduct the Opportunity as now being conducted in each jurisdiction in which the Company is required to be qualified to conduct the Opportunity, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Opportunity.

            3.5 Conflict with Other Instruments. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the formation documents or limited liability company operating agreement ("Charter Documents") of the Company or (B) any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which the Company is subject or by which it or its properties are bound except where a violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Opportunity.

            3.6 Capitalization. All of the holders of Company Membership Shares, and their respective holdings of Company Membership Shares, in the Company are set forth in Section 3.6(a) of the Company Disclosure Schedule (the "Company Members"). All of the issued and outstanding Company Membership Shares have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. To the Company's knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any Company Membership Shares that have been entered into by the Company Members. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule with respect to Company Convertible Securities or Company Stock Options, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, Company Membership Shares.

            3.7 No Adverse Change. There have been no material adverse change in the condition, financial or otherwise, of the Opportunity or its assets or properties, or in the prospects thereof or therefor. None of its assets or properties or the Opportunity has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty. Except as previously disclosed to Parent in writing pursuant to this Agreement, the Company (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Opportunity, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Opportunity or its assets or


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properties. Nothing has come to the attention of the Company that it believes will cause a material adverse change in the prospects of the Opportunity.

            3.8 Assets; Title to Assets. The assets or properties of the Company consist principally of intellectual property rights and other proprietary rights (the "Principal Assets"). The Company has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

            3.9 Material Contracts. The Company has no Company Material Contracts. As used herein, the term "Company Material Contracts" shall mean all
(i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by the Company in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" shall mean any existing breach, default or event of default by the Company, or event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company, that, severally or in the aggregate, would have a material adverse effect on the business, assets or prospects of the Company.

            3.10 Litigation, Etc. There are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which the Company is a party or otherwise affecting the Principal Assets or the Opportunity, and, to the best of the Company's knowledge, after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against the Company with regard to or affecting the Principal Assets or the Opportunity. There is no action, suit, claim, investigation or proceeding known to the Company, after due inquiry, which is pending or threatened that questions the validity or propriety of this Agreement or any action taken or to be taken by the Company in connection with this Agreement. The Company is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Opportunity and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of the Company to conduct the Opportunity or any part thereof, so as to materially and adversely affect the ownership and use of the Principal Assets.

            3.11 Compliance with Laws, Etc. The Company has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Opportunity, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity. The Company has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Opportunity, except where failure to have the permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Opportunity.

            3.12 Governmental Approvals. No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Company of this Agreement or the Company's consummation of the transactions contemplated hereby.


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            3.13 Hazardous Waste. To the best of the Company's knowledge, neither the Company nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by the Company ("Real Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as hereinafter defined) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property. "Hazardous Materials," as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including any substance defined as or included in the definition of "hazardous substances" under relevant law.

            3.14 Patents, Licenses and Permits. The Principal Assets do not contain any patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign in connection with the Opportunity (the "Patents, Licenses and Permits").

            3.15 Trademarks, Tradenames, etc. The Company owns and uses under license both registered and unregistered copyrights, trademarks, tradenames, service marks, service names, and slogans in connection with the conduct of the Opportunity as listed in Section 3.15 of the Company Disclosure Schedule (the "Trademarks and Copyrights"), all of which are owned or licensed by the Company as provided therein. No claims made by third parties with respect to any of the Trademarks or Copyrights are pending. Except as set forth in Section 3.15 of the Company Disclosure Schedule, there are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks or Copyrights and there has been no notice to the Company that any Trademark or Copyright infringes the rights of any third party or is being infringed by any third party.

            3.16 Books and Records, etc. Prior to the Closing Date, the Company will make available to Parent copies of all books and records in the Company's possession relating to the Opportunity and the Principal Assets, and on the Closing Date the Company will deliver to Parent all these books and records. These books and records are complete showing all issuances of membership interests, all changes in the directors and executive officers and all acquisitions and dispositions of significant assets since the formation of the Company.

            3.17 No Material Undisclosed Liabilities. Except as provided in
Section 3.17 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent, or otherwise.

            3.18 Tax Returns and Tax Liabilities. The Company has not been required to file any tax returns. The Company has timely paid over to the taxing authorities of each jurisdiction all taxes required to be collected by the Company.


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            3.19 Officers and Employees. The Company is member managed and there are no officers or employees of the Company.

            3.20 Principal Assets Constitute the Opportunity, etc. The Principal Assets comprise substantially all of the assets, property, rights and business owned by and employed by the Company in connection with the Opportunity and will enable the Company to operate the Opportunity in substantially the same manner after the Closing as it is being conducted immediately before the Closing. All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

            3.21 Material Information. To the knowledge of the Company, none of
Section 3.6 of the Company Disclosure Schedule or any other written material provided by the Company to Parent or its accountants, consultants, counsel or other advisers in connection with the negotiation of this Agreement, as of their respective dates contained, nor does this Agreement contain, any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading. To the knowledge of the Company, there is no fact or condition that the Company has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity or their prospects, or the ability of the Company to perform any of its obligations under this Agreement.

            3.22 No Other Agreements to Sell Assets or Equity Interests. The Company has no legal obligation, absolute or contingent, to any person or firm to sell the Opportunity or the Principal Assets relating to the Opportunity (other than sales in the ordinary course of the Company's business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with any third party.

      Section 4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

            4.1 Corporate Existence, Power and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Parent has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement.

            4.2 Corporate Action. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been authorized by all requisite corporate or company action on the part of Parent and no approval of the stockholders of Parent is required to the consummation by Parent of the transactions contemplated by this Agreement.

            4.3 Validity. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general principles of equity.


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            4.4 Qualification as a Foreign Corporation. Parent is duly qualified and in good standing as a foreign corporation or company and licensed to conduct its business as now being conducted in each jurisdiction in which Parent is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent's business as now conducted.

            4.5 Conflict with Other Instruments. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated in this Agreement will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the Charter Documents of Parent or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent's business as now conducted.

            4.6 Capitalization.

                  (a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of December 14, 2010, 9,800,000 shares of Parent Common Stock were issued and outstanding, not more than $60,000 in principal amount of convertible notes of Parent (the "Convertible Notes") were issued and outstanding, and not more than $30,000 of other indebtedness (the "Parent Convertible Debt") was outstanding. There has been no change in the number of issued and outstanding shares of common stock or indebtedness since that date other than as contemplated in the Related Transactions. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except as provided in this Agreement, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.

                  (b) To Parent's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

                  (c) The Parent Common Stock, upon issuance in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                  (d) Except as contemplated in the Related Transactions, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

            4.7 Governmental Approvals. No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent of this Agreement or Parent's consummation of the transactions contemplated hereby.

            4.8 Litigation. Except as disclosed in the Parent SEC Reports (as defined in Section 4.10), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority.

            4.9 Compliance with Laws, etc. Parent has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent to perform its obligations under this Agreement.

            4.10 SEC Reports and Financial Statements. Parent provided to the Company prior to the execution of this Agreement by direction to the EDGAR website maintained by the United States Securities and Exchange Commission (the "SEC") a true and complete copy of each form, report, schedule, registration statement, definitive proxy or information statement and other document (together with all amendments thereof and supplements thereto) filed or required to be filed by Parent or any of its Subsidiaries with the SEC since January 1, 2010 (as these documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). Parent did not file any reports with the SEC except as set forth on the SEC's EDGAR website. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby. Parent's information statement on Schedule 14C and the mailing thereof in connection with the amendment of Parent's Articles of Incorporation complied in all material respects with the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

            4.11 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, (a) since December 31, 2009, there has not been any change, event or development, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (b) between that date and the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

            4.12 Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries have any Parent Material Contracts. As used herein, the term "Company Material Contracts" shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts,
(ii) contracts that involve remaining aggregate payments by Parent in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" shall mean any existing breach, default or event of default by Parent, or event that with notice or lapse of time or both would constitute a breach, default or event of default by Parent, that, severally or in the aggregate, would have a material adverse effect on the business, assets or prospects of Parent. Except for matters reflected or reserved against in the last balance sheet included in a Parent SEC Report, neither Parent nor any of its Subsidiaries had at that date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including in the notes).

            4.13 Tax Returns and Tax Liabilities. Parent and each of its Subsidiaries, on a consolidated basis or otherwise, has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent with respect to all periods up to and including the date of this Agreement.

            4.14 Hazardous Waste. To the best of Parent's knowledge, neither Parent nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.

            To the best of Parent's knowledge, Parent has kept and maintained any real property owned, leased or occupied by Parent, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including all relevant laws.

      Section 5. Conditions Precedent to Obligations of Parent. All obligations of Parent under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below:

            5.1 Proceedings Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent. The Company shall have delivered to Parent on the Closing Date the documents and other evidence as Parent may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this
Section 5, in form and substance reasonably satisfactory to Parent.

            5.2 Member Approval. This Agreement shall have been adopted by the requisite vote of the members of the Company under the State Reorganization Statutes and the Company's Charter Documents.

            5.3 Representations and Warranties of the Company Correct. The representations and warranties made by the Company in Section 3 shall be, and tender by the Company of any documents required to be delivered at the Closing by it shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, the representations and warranties of the Company are true and correct in all material respects on and as of the Closing Date with the same force and effect as though all the representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated by this Agreement.

            5.4 Compliance with Terms and Conditions. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been (and tender by the Company of any documents required to be delivered at the Closing shall constitute a representation by the Company as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

            5.5 No Proceedings Pending. No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or that may affect the right to operate or control after the Closing Date any of the Principal Assets or the Opportunity.

            5.6 No Material Change. There shall have been no material adverse change in the condition, financial or otherwise, of the Company or the Principal Assets, or in the prospects thereof or therefor, and none of the Company or the Principal Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty. The Company shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of the Company; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to the Company, the Principal Assets of the prospects of either.

            5.7 Certificates. The Company shall have delivered to Parent (i) a copy of the Charter Documents, as amended, of the Company, certified with respect to Charter Documents filed with the Virginia Commission as of a recent date by the Virginia Commission; (ii) a certificate as to the good standing of the Company as a foreign limited liability company qualified to do business in each jurisdiction in which the Company is required to be qualified to conduct the Opportunity, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Opportunity, dated as of a recent date; (iii) a certificate of a manager of the Company dated the Closing Date and certifying (A) that attached to the certificate is a true, correct and complete copy of the Charter Documents of the Company as in effect on the date of the certificate and at all times since a date prior to the date of the resolutions of the Company described in item (B) below, (B) that attached is a true, correct and complete copy of the resolutions adopted by the managers or members of the Company, as the case may be, authorizing the execution, delivery and performance of this Agreement and all other documents delivered by the Company and the consummation by the Company of the transactions contemplated by this Agreement and any other documents, and that these resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Charter Documents of the Company filed with the Virginia Commission have not been amended since the date of the last amendment shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by the Company or its shareholders, members, directors, managers or officers in contemplation of the filing of any amendment or in contemplation of the liquidation or dissolution of the Company, and (D) that the representations and warranties of the Company in Section 3 are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and the Company has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection with this Agreement.

                  5.8 Convertible Company Liabilities. The Company shall have eliminated the convertibility of all Company indebtedness so that, as of the Effective Time, all Company Convertible Securities shall be convertible into a number of Company Membership Shares such that, pursuant to Section 2.1(c), the Company Convertible Securities will be convertible into an aggregate of 24,000,000 shares of Parent Common Stock following the Merger.

            5.9 License Agreement. Rodney Henry and the Company shall have entered into a license agreement (the "License Agreement") relating to the license of the intellectual property comprising the "Alltimate Ball" trademark, the "AB" logo, and related intellectual property.

      Section 6. Conditions Precedent to Obligations of the Company. All obligations of the Company to be performed on or after the Closing Date are, at the option of the Company, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below:

            6.1 Proceedings Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent's liabilities) shall be reasonably satisfactory to the Company and to counsel for the Company. Parent shall have delivered to the Company on the Closing Date such documents and other evidence as the Company may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to the Company.

            6.2 Representations and Warranties of Parent Correct. The representations and warranties made by Parent in Section 4 of this Agreement shall be (and tender by Parent of any documents required to be delivered at the Closing by it shall constitute a representation by Parent at the Closing that, except as otherwise specifically approved in writing by the Company, such representations and warranties of Parent are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

            6.3 Compliance with Terms and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent on or before the Closing Date shall have been (and tender by Parent of any documents required to be delivered at the Closing by it shall constitute a representation by Parent as at the Closing that, except as otherwise specifically approved in writing by the Company, they have been) complied with and performed in all material respects.

            6.4 Legal Opinions of Parent's Counsel. Parent shall have delivered to the Company and Parent opinions of Robert J. Flynn, Jr., Esq., counsel for Parent, dated the Closing Date and addressed to the Company and Parent, in forms and substance satisfactory to the Company.

            6.5 Certificates. Parent shall have delivered to the Company (i) a copy of the filed Charter Documents, as amended, of Parent, certified as of a recent date by the Nevada Secretary of State; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached is a true, correct and complete copy of the Charter Documents of Parent as in effect on the date of the certificate and at all times since a date prior to the date of the resolutions of Parent described in item (B) below, (B) that attached is a true, correct and complete copy of the resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and the consummation by Parent of the transactions contemplated by this Agreement and all other documents, and that these resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the filed Charter Documents of Parent have not been amended since the date of the last amendment furnished pursuant to (i) above and no action has been taken by Parent or its shareholders, directors or officers in contemplation of the filing of any further amendment or in contemplation of the liquidation or dissolution of Parent, and (D) as to the incumbency and specimen signature of the officer of Parent executing this Agreement or any other document; (iii) a certificate of counsel to Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent in Section 4 are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Parent has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection with this Agreement.

            6.6 Capitalization Assumptions. As set forth and based on the assumptions set forth in Schedule 6.6, including any other adjustments contemplated in this Agreement, and completion of the Closing, the holders of Company Membership Shares immediately prior to the Effective Time (the "Company Shareholders") shall own beneficially not less than the percentage of the Parent's issued and outstanding shares of common stock as set forth in Schedule 6.6.

            6.7 Elimination of Liabilities; Conversion of Convertible Indebtedness. Except as provided in this Section 6.7 or in Section 11.1, Parent shall have eliminated all obligations and liabilities of Parent other than the Convertible Notes, including through the conversion of such indebtedness into not more than 15,200,000 shares of Parent Common Stock ("Debt Conversion Shares"), in each case to the satisfaction of the Company and its counsel as required under Section 8.6. At Close Parent will have Parent Convertible Debt which is convertible into not more than 10,670,000 shares of Parent Common Stock.

            6.8 Parent Director and Officers. The sole Parent Director and Officer shall have (i) resigned as an officer of Parent and (ii) tendered his resignation as a director of Parent, such Director resignation to become effective automatically upon expiration of any applicable waiting period under Rule 14f-1 promulgated under the Exchange Act as referenced below. Concurrently, the persons identified on Exhibit A shall have been elected or appointed to the Parent Board of Directors, with the election or appointment of Mr. Henry being effective as of the Effective Time and the election or appointment of the other director designees to be effective upon expiration of any applicable waiting period under Rule 14f-1 promulgated under the Exchange Act and Mr. Henry (directly or through his wholly-owned entity) and Parent shall have executed a compensation agreement by which Mr. Henry becomes Chairman and Chief Executive Officer of Parent, effective as of the Effective Time.

                        6.9 Charter Amendments. Parent shall have given any notice to stockholders as contemplated in Section 8.3(a)(3) and the amendments to Parent's Articles of Incorporation provided for in Section 8.3(a)(1) shall have been filed with the Nevada Secretary of State and be effective.

            6.10 License Agreement. Rodney Henry and the Company shall have entered into the License Agreement.

      Section 7. Additional Covenants of the Company.

            7.1 Consents. The Company covenants to Parent that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required in connection with the Merger.

            7.2 Cooperation. The Company covenants to Parent that it will:

                  (a) Access to Information. Cooperate and cause others under the control of the Company to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of the Company relating to the Principal Assets or the Opportunity, and the Company will furnish or cause to be furnished to Parent and its representatives all this information and data as Parent or its representatives reasonably may request. Parent may contact vendors, customers and manufacturers and others with whom the Company does business in connection with the Opportunity; and

                  (b) Keep Parent Informed. Promptly notify Parent of any material matter or thing occurring that adversely affects the condition, financial or otherwise, of the Principal Assets or the Opportunity, or the prospects thereof or therefor.

            7.3 Preserve the Opportunity. The Company covenants to Parent that:

                  (a) the Company will do or cause to be done all things necessary and appropriate to (A) continue operation of the Opportunity in the ordinary course in the same manner in which it has been conducted; (B) preserve intact the business organization and reputation of the Company; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of the Company; and (E) preserve the goodwill of suppliers, customers and others having business relations with the Company; and

                  (b) the Company will not, without the prior consent of Parent,
(A) sell (except in the ordinary course of the conduct of the Opportunity), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Opportunity, except in the ordinary course of the conduct of the Opportunity; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Opportunity, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Opportunity; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the

Opportunity, except current liabilities incurred in the ordinary course of the conduct of the Opportunity; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of the Company, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Opportunity;
(H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Opportunity; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements that are by their terms terminable in the ordinary course of the conduct of the Opportunity; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by the Company to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Opportunity, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Opportunity.

            7.4 Ordinary Course. The Company covenants to Parent that, notwithstanding Section 7.3, it covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) the Company and each of its Subsidiaries shall conduct its businesses only in, and none of the Company and Subsidiaries shall take any action except in the ordinary course consistent with past practice.

      Section 8. Additional Covenants by Parent.

            8.1 Consents and Waivers. Parent covenants to the Company that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required in connection with the Merger and the Related Transactions.

            8.2 Books and Records. Parent shall permit the Company and its authorized representatives, in connection with (i) the preparation of the Company's tax returns, (ii) the determination or enforcement of the Company's rights and obligations under this Agreement, (iii) the Company's compliance with the requirements of any governmental or quasi-governmental authority or body or
(iv) the matters described in paragraph (c) below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Opportunity prior to the Closing Date.

            8.3 Related Transactions. As soon as practicable, and in any event prior to any time set forth below, the Parent shall effect or implement the following actions (the "Related Transactions"):

                  (a) Prior to the Closing, Parent shall have caused the conversion of all of the Convertible Notes for conversion as provided in Sections 6.7 and 8.6.

                  (b) Promptly following the date of this Agreement, Parent shall prepare and, concurrent with the Closing, Parent shall file with the SEC any statements or schedules required pursuant to Rule 14f-1 under the Exchange Act and shall send the statements or schedules to all Parent shareholders as promptly as practicable.

                  (c) At Closing, Parent shall have Parent Convertible Debt which converts into not more than 10,670,000 shares of Parent Common Stock.

                  (d) Effective as of Closing, Parent shall have reserved for issuance to not more than two directors to be appointed to the Board of Directors of Parent following the Closing a total of 13,330,000 shares of Parent Common Stock.

            8.4 Announcing and Other Disclosures. Contemporaneous with or prior to the earlier of (i) Parent's first public announcement of the Merger and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, Parent shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements. Parent shall not make any public announcement regarding the transactions prior to the Closing. Parent shall timely prepare and file with the SEC and state securities regulators appropriate Forms D and other notice filings relating to the offer and sale of Parent Common Stock in the Merger and the Private Placement.

            8.5 Ordinary Course. At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in the ordinary course consistent with past practice.

            8.6 Elimination of Liabilities;. Prior to the Closing Date, Parent shall cause all Convertible Notes to be tendered for conversion into the Note Conversion Shares and, subject to Sections 6.7 and Section 11.1, cause all other obligations and liabilities of Parent and its Subsidiaries to be satisfied (including through conversion into Debt Conversion Shares) or assumed by a third party (together with appropriate releases or indemnities in favor of Parent and the appropriate Subsidiaries), in each case effective as of the Effective Time and in form and substance satisfactory to the Company and its counsel.

            8.7 Company Convertible Securities.

                  (a) At the Effective Time, each Company Convertible Security shall be deemed to constitute an option or right to acquire, on the same terms and conditions as were applicable under such Company Stock Option or Company Convertible Security, a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of Company Membership Shares issuable upon exercise of the option or conversion of the Company Convertible Security immediately prior to the Effective Time and (ii) the Conversion Number; and the option exercise price per share of Parent Common Stock at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per Company Membership Share at which such option is exercisable immediately prior to the Effective Time by (iv) the Conversion Number; provided, however, that, in the case of any Company Stock Option to which Sections 421 of the Code applies by reason of its qualification under any of Sections 422 to 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company Option Plan and holders of Company Convertible Securities appropriate notices setting forth such participants' and holders' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plan and the Company Convertible Securities and ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Option Plan and all Company Convertible Securities as adjusted in accordance with this Section.

      Section 9. Indemnification.

            9.1 Indemnity Agreement of the Company. Subject to the provisions and limitations of this Section 9, the Company agrees to indemnify and save harmless Parent and its officers, directors, representatives, and agents from and against:

                  (a) Failure to Perform Obligations. Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of the Company's failure to perform or discharge any of its duties or obligations to be performed by the Company prior to the Closing Date; and

                  (b) Breach of Representation Warranty or Covenant. Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of the Company set forth in this Agreement.

            9.2 Indemnity Agreement of Parent. Subject to the provisions and limitations of this Section 9, Parent, Marc Juliar and each holder of Convertible Notes or other obligations or liabilities satisfied through the issuance of Note Conversion Shares or Debt Conversion Shares as contemplated in
Section 8.6 shall, pursuant to such debt conversion agreements, each for itself, its successors and assigns, indemnify and save harmless the Company, its officers, managers, representatives and agents from and against:

                  (a) Failure to Perform Obligations. Any Event of Loss or Loss arising as a result of Parent's failure to discharge or perform any duties or obligations to be performed by Parent prior to the Closing Date; and

                  (b) Breach of Representation, Warranty or Covenant. Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent set forth in this Agreement.

            9.3 Definition of "Loss". Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 is an "Indemnifying Party," and any person entitled to indemnification pursuant to this Section 9 is an "Indemnified Party." The occurrence of an event that may result in a loss, cost, expense or liability of an Indemnified Party and as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an "Event of Loss," and the amount of any loss, cost, expense or liability of any kind (including legal fees and disbursements incurred) of an Indemnified Party is a "Loss;" provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by the Indemnified Party in connection with the Loss.

            In addition, the Indemnifying Party shall indemnify the Indemnified Party against an amount that, on an after-tax basis reflects the hypothetical tax consequences, if any, to the Indemnified Party of the payment of the Loss.

            9.4 Insurance Proceeds Received After Indemnification. Each party agrees that, if it receives any payments from the other party with respect to any Loss pursuant to this Section 9 and subsequently it receives any amount of insurance proceeds (other than from self-insurance) in connection with the Loss or the circumstances giving rise to the Loss, the Indemnified Party shall reimburse promptly (or cause to be delivered) to the Indemnifying Party an amount equal to the lesser of the insurance proceeds or the indemnified Loss.

            9.5 Deductible Amount and Time Period. An Indemnifying Party shall not be required to make any indemnification payments for which it would otherwise be liable until (and then only to the extent that) the total of all amounts to which the Indemnified Party would be entitled with respect to all Losses actually exceeds $25,000. However, this limitation on liability shall not be applicable to any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9), any provision of any instrument of assumption, or with respect to the elimination of liabilities of Parent and its Subsidiaries as required pursuant to Section 8.6.

            The Indemnifying Party shall have no liability for any Loss arising out of claims under this Agreement as to which the Indemnifying Party shall not have received notice within eighteen (18) months from the Closing Date, except with respect to the elimination of liabilities of Parent and its Subsidiaries as required pursuant to Section 8.6, for which there shall be no expiry.

            9.6 Defense of Claims. In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the

Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party that could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, exercisable by written notice promptly after receipt of the notice, (A) to participate in and (B) assume (and control) the defense of the action, at its own expense and with its own counsel, provided counsel is reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of the action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events and the Indemnified Party shall have the right to participate in (but not control) the defense of the action. However, the Indemnified Party shall bear its own expenses of participation except as set forth in the following sentence. The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.

            In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with this consent, the Indemnifying Party shall be liable for payment of the settlement or judgment amount, subject to the limitations set forth in this Section 9. The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party. Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party. The giving of notice as above provided of a loss, damage, cost or expense claimed to be indemnifiable shall be a prerequisite to any obligation to indemnify. However, the Indemnified Party's rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give the required notice or to cooperate in the defense to the extent the failure does not have a material and adverse effect on the defense of the matter.

            9.7 Payment of Loss; Subrogation. Any Loss for which an Indemnified Party is entitled to payment shall be paid by the Indemnifying Party upon written demand by the Indemnified Party. The Indemnified Party shall be subrogated to any claims or rights of the Indemnifying Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this
Section 9. The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any claims against third persons.

            9.8 Notice of Event of Loss. Each party agrees that it will give notice to the other party promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of facts which, if not corrected, would be an Event of Loss hereunder. Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of the party relating to any possible Event of Loss, and each party will render to the other assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding.

      Section 10. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated in the following manner:

            10.1 This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent and a manager of the Company.

            10.2 Parent may terminate this Agreement, at its sole option, if the Closing has not occurred by December 30, 2010.

            10.3 The Company may terminate this Agreement, at its sole option, if the Closing has not occurred by December 30, 2010.

            10.4 Either Parent or the Company may terminate this Agreement prior to Closing if:

                  (a) the other breaches its representations, warranties or covenants in any material respect; or

                  (b) any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 5 or 6.

            10.5 Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties shall have any further rights or obligations under this Agreement, except that the provisions of Section 11.1, 11.2, 11.4, 11.7, 11.8, 11.10, 11.11, 11.12 and
11.13 shall survive.

            10.6 Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party, in accordance with the provisions of Section 11.12.

      Section 11. Miscellaneous Provisions.

            11.1 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall be pay the actual and reasonable attorneys' fees and costs of Parent incurred in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

            11.2 Payment and Expenses of Other Parties. The Company and Parent agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of the payment), and if any party shall pay any obligations of the other not assumed by it under this Agreement, the payment shall be for the account of the party to whom the obligation relates and that party shall promptly reimburse the other party.

            11.3 Exhibits and Schedules. The Exhibits and Schedules attached are incorporated herein and made a part hereof for all purposes. The expression "this Agreement" means the body of this Agreement and the Exhibits and Schedules. The expressions "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement and the Exhibits and Schedules as a whole and not to any particular part or subdivision.

            11.4 Survival of Obligations. Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

            11.5 Amendments and Waivers. Except as otherwise specifically stated, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part and the Company on another part. Through a signed writing, either party may extend the time for or waive the performance of any obligation of the other party, waive any inaccuracies in the representations or warranties by the other party or waive compliance by the other party with any of the terms and conditions contained in this Agreement.

            11.6 Further Assurances. From and after the Closing Date, the parties shall cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing all other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

            11.7 Public Statements. Except as may be required by law, neither the Company nor Parent shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the proposed text and obtaining the other party's written consent.

            11.8 Confidentiality. If the transactions contemplated by this Agreement shall be consummated, (i) the Company shall keep this Agreement, its terms, and all documents and information relating to this Agreement and to the Opportunity confidential, except as may be required by law and (ii) Parent shall keep this Agreement, its terms, and all documents and information received from the Company, to the extent they relate to anything other than the Opportunity, confidential, except as may be required by law. In the event that the transactions contemplated by this Agreement shall not be consummated, each party
(i) shall return to the other party all documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat the documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, the documents and information. However, in any event, the restrictions shall not apply to any document or information, as evidenced by a party's written records, that were (A) already known to the other party prior to receipt from the disclosing party, (B) publicly available at the time of the disclosure by the disclosing party or subsequently became publicly available through no fault of the other party, or (C) approved for public disclosure by the written authorization of the disclosing party The parties' obligations under this Section 11.8 shall continue and survive termination of this Agreement for a period of five years from the date of this Agreement.

            11.9 Parties Bound. This Agreement shall inure to the benefit of and be enforceable against the parties and their respective successors and permitted assigns. The rights and obligations of any party shall not be assignable without the consent of the other parties.

            11.10 Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California. Jurisdiction and venue for any action or proceeding shall be in the appropriate federal or state court located within the County of Los Angeles, State of California.

            11.11 Remedies. Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of a breach, the non-breaching party may apply for an injunction of specific performance or the granting of other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement. The breaching party shall not object to the application, entry of the injunction or granting of other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

            11.12 Notices. Any notice, demand, approval, consent, request, waiver or other communication that may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the third business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at a different address as a party shall have advised the other party in writing, with copies sent to the persons indicated:

                 If to the Company:

                          Legacy Athletic Apparel, LLC
                          c/o Case Knowlson & Jordan LLP
                          2029 Century Park East, Suite 2500
                          Los Angeles, CA 90067
                          Attention:  Rodney Henry

                 If to Parent:

                          Mondial Ventures, Inc.
                          388 Richmond St., Suite 916
                          Toronto, ON M5V 3P1
                          Attention:  Marc Juliar

            11.13 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the provision shall be fully severable. This Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of it and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. In lieu of the severed provision there shall be added automatically a provision as similar in terms to the severed provision as may be possible and be legal, valid and enforceable.

            11.14 Miscellaneous. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify its terms and provisions. Whenever the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate. Unless otherwise specified or agreed to in writing by the parties, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis. Each party agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement. This Agreement contains the entire agreement between the parties. No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect. This Agreement replaces and supersedes in its entirety the MOU. This Agreement may be executed in multiple counterparts, each of which shall be an original for all purposes and all of which shall be, collectively, one agreement. This Agreement may be executed by facsimile or email signature, which shall be deemed an original signature for all purposes. This Agreement shall become effective when executed and delivered by the parties.



                           [signatures on next page]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.


                                        PARENT:

                                        MONDIAL VENTURES, INC.


                                        By
                                          -----------------------------
                                             Marc Juliar
                                             President


                                        THE COMPANY:


                                        LEGACY ATHLETIC APPAREL, LLC


                                        By
                                          -----------------------------
                                             Rodney Henry
                                             Managing Member

                                   EXHIBIT A

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


Directors
---------

Rob Fiallo
Rodney Henry
Jeff Sirianni

Officers
--------

Rodney Henry, Chairman and Chief Executive Officer
Rob Fiallo, Chief Operating Officer and Secretary
Brian Beerman, Chief Financial Officer
Jeff Sirianni, Vice President of Business Development

                                  Schedule 6.6

   Capitalization based on the Issuance of 51,000,000 Shares of Parent Common
              Stock and $30,000 of Company Convertible Securities


     Post-Closing Common Stock Capitalization
     ===========================================================================

     Shareholders                            Common Stock       Ownership %
                                             -------------      -----------
     Existing Holders                            9,800,000           12.9%
     Company Holders                            51,000,000           67.1%
     Investors / Debt Holders                   15,200,000   *       20.0%

     Total                                      76,000,000          100.0%
     ---------------------------------------------------------------------------
     Post-Closing Fully Diluted Stock Capitalization
     ===========================================================================
                                                                  Primary
     Shareholders                            Common Stock       Ownership %
                                             -------------      -----------
     Existing Holders                            9,800,000            7.9%
     Company Holders                            51,000,000           41.1%
     Investors / Debt Holders                   15,200,000   *       12.3%
     Subtotals                                  76,000,000           61.3%


     Parent Convertible Debt                    10,670,000   **       8.6%
     Reserved for Issuance to Directors         13,330,000           10.8%

     Company Convertible Securities             24,000,000   +       19.4%

     Total                                     124,000,000          100.0%
     ---------------------------------------------------------------------------



*     Assumes all indebtedness and obligations of Parent except as provided in
      Section 6.7 or 11.1 are satisfied through cancelation or issuance of Common Stock.

** Assumes Parent Convertible Debt reduced to convert into a maximum of 10,670,000 shares of Parent Common Stock.

+     Assumes Company Convertible Securities are reduced to $30,000.

                          Company Disclosure Schedule


Section 3.6(a) - Company Holders

      Rodney Henry - 100% of the membership interests

Section 3.6(b) - Company Convertible Securities

      Rodney Henry - $30,000 in principal amount

Section 3.15 - Trademarks and Copyrights of the Company

      "Alltimate Ball" (Class 25) - U.S. Trademark Application Serial No.
85089953

      The "AB" logo (Class 25) - U.S. Trademark Application Serial No. 85043195

      The Company has received email notice from counsel for Aquarius Rag LLC ("Aquarius"), in which counsel contends that the mark and design "AB" will infringe on various Aquarius marks. The Company has reviewed the Aquarius marks; the Company believes it will prevail in any judicial or administrative review of the matter. Counsel for Aquarius recently offered a resolution that the Company is studying. The Company believes that the parties will reach an accommodation that will result in little or no impact on the Company's rights of use in its marks.

Section 3.17 - Material Liabilities of the Company

      Obligations and liabilities of the Company (including repayment of advances made for the benefit of the Company therefor) incurred in the ordinary course of business, including with respect to obtaining athlete rights, creating samples and in connection with product development.

      Obligations and liabilities of the Company under this Agreement.

      Obligations and liabilities of the Company for expenses, including professional fees and costs, incurred in connection with the negotiation and performance of this Agreement and consummation of the transactions contemplated by this Agreement.

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